Exhibit 99.1

SENTI BIOSCIENCES, INC.

SENTI BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$38,140	$56,034
Trade and other receivables	430	483
Prepaid expenses and other current assets	6,048	3,676

Total current assets	44,618	60,193
Restricted cash	3,257	3,257
Property and equipment, net	24,067	12,368
Operating lease right-of-use assets	20,178	20,708
Other long-term assets	186	176

Total assets	$92,306	$96,702

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,657	$5,187
Early exercise liability, current portion	325	626
Deferred revenue	1,379	1,656
Accrued expenses and other current liabilities	8,979	5,331
Operating lease liabilities	1,799	1,743

Total current liabilities	18,139	14,543
Operating lease liabilities, net of current portion	23,596	20,988
Deferred revenue, net of current portion	—	176
Early exercise liability, net of current portion	545	619

Total liabilities	42,280	36,326

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock (A and B), $0.0001 par value; 99,734,554 shares authorized at March 31, 2022 and December 31, 2021; 99,734,543 shares issued and outstanding at March 31, 2022 and December 31, 2021; aggregate liquidation preference of $163.8 million at March 31, 2022 and December 31, 2021	171,833	171,833
Stockholders’ deficit:
Common stock, $0.0001 par value; 138,000,000 shares authorized at March 31, 2022 and December 31, 2021; 16,804,476 and 15,189,091 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	5,076	3,618
Other comprehensive income	—	—
Accumulated deficit	(126,884)	(115,076)

Total stockholders’ deficit	(121,807)	(111,457)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$92,306	$96,702

The accompanying notes are an integral part of these condensed consolidated financial statements.

SENTI BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Revenue:
Contract revenue	$854	$44
Grant income	250	28

Total revenue	1,104	72
Operating expenses:
Research and development	7,603	4,903
General and administrative	5,259	4,311

Total operating expenses	12,862	9,214

Loss from operations	(11,758)	(9,142)

Other income (expense):
Interest income, net	4	1
Change in preferred stock tranche liability	—	(11,824)
Other expense	(54)	(37)

Total other income (expense), net	(50)	(11,860)

Net loss and comprehensive loss	(11,808)	(21,002)

Net loss per share, basic and diluted	$(0.73)	$(1.44)

Weighted-average shares outstanding, basic and diluted	16,204,614	14,602,926

The accompanying notes are an integral part of these condensed consolidated financial statements.

SENTI BIOSCIENCES, INC.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(unaudited)

(in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	58,948,067	$89,662	14,504,193	$1	$1,043	$(59,757)	$(58,713)
Issuance of Series B redeemable convertible preferred stock, net of preferred stock tranche liability of $33 thousand and issuance costs of $6 thousand	1,420,426	2,294	—	—	—	—	—
Issuance of common stock	—	—	2,879,206	—	1,432	—	1,432
Early exercise of common stock options	—	—	(2,619,677)	—	(1,329)	—	(1,329)
Stock-based compensation	—	—	—	—	372	—	372
Net loss	—	—	—	—	—	(21,002)	(21,002)

Balance as of March 31, 2021	60,368,493	$91,956	14,763,722	$1	$1,518	$(80,759)	$(79,240)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	99,734,543	$171,833	15,189,091	$1	$3,618	$(115,076)	$(111,457)
Issuance of common stock	—	—	881,993	—	422	—	422
Vesting of early exercise of common stock options	—	—	733,392	—	375	—	375
Stock-based compensation	—	—	—	—	661	—	661
Net loss	—	—	—	—	—	(11,808)	(11,808)

Balance as of March 31, 2022	99,734,543	$171,833	16,804,476	$1	$5,076	$(126,884)	$(121,807)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SENTI BIOSCIENCES, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(11,808)	$(21,002)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	240	165
Amortization of operating lease right-of-use assets	770	375
Change in preferred stock tranche liability	—	11,824
Stock-based compensation expense	661	372
Loss on write-off of fixed assets	12	—
Changes in assets and liabilities:
Accounts receivable	53	60
Prepaid expenses and other assets	(381)	(431)
Accounts payable	(164)	723
Accrued expenses and other current liabilities	(1,413)	(98)
Deferred revenue	(453)	—
Operating lease liabilities	2,424	(353)

Net cash from operating activities	(10,059)	(8,365)

Cash flows from investing activities
Purchases of property and equipment	(7,380)	(206)

Net cash from investing activities	(7,380)	(206)

Cash flows from financing activities
Proceeds from issuance of common stock upon exercise of stock options	140	1,432
Proceeds from issuance of Series B redeemable convertible preferred stock	—	2,333
Payment of issuance costs related to Series B redeemable convertible preferred stock	—	(42)
Payment of deferred offering costs	—	(165)
Payment of deferred transaction costs related to pending business combination	(595)	—

Net cash from financing activities	(455)	3,558

Net change in cash and cash equivalents	(17,894)	(5,013)
Cash, cash equivalents, and restricted cash, beginning of the year	59,291	31,034

Cash, cash equivalents, and restricted cash, end of the year	$41,397	$26,021

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	38,140	25,524
Restricted Cash	3,257	497

Total cash, cash equivalents and restricted cash	$41,397	$26,021

Supplemental disclosures of noncash financing and investing items
Purchase of property and equipment in accounts payable and accrued expenses	$8,920	$115
Recognition of Series B preferred stock tranche liability	—	33
Preferred stock issuance costs included in accounts payable and accrued expenses	—	5
Deferred transaction costs related to pending business combination in accounts payable and accrued expenses	2,462	94
Receivables in transit from issuance of common stock upon exercise of stock options	306	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SENTI BIOSCIENCES, INC.

Notes to Condensed Consolidated Financial Statements

(unaudited)

1. Organization and Description of Business and Basis of Presentation

Senti Biosciences, Inc. or (the “Company”), was incorporated under the laws of the State of Delaware in June 2016, and is a biotechnology company that programs next-generation cell and gene therapies with what we refer to as “gene circuits.” The Company is headquartered in South San Francisco, California.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The condensed consolidated financial statements include the accounts of Senti Biosciences, Inc., and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. We have one business activity and operate in one reportable segment.

Reclassification

Certain prior period amounts in Note 4, Other Financial Statement Information, have been reclassified to conform to the current year’s presentation.

Liquidity and Going Concern

The Company has devoted substantially all of its efforts to organizing and staffing, business planning, raising capital, and conducting preclinical studies and has not realized substantial revenues from its planned principal operations. In addition, the Company has a limited operating history, has incurred recurring operating losses and negative cash flows from operations since inception, has an accumulated deficit, has funded its operations primarily with proceeds from sale of redeemable convertible preferred stock and the issuance of convertible notes, and expects that it will continue to incur net losses and negative cash flows from operations into the foreseeable future, particularly as the Company advances its preclinical activities and clinical trials for its product candidates in development.

The Company’s continued existence is dependent upon management’s ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its business and raising capital and there can be no assurance that the Company’s efforts will be successful. No assurance can be given that management’s actions will result in profitable operations or the meeting of ongoing liquidity needs.

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. In 2021 and 2020, the Company received aggregate proceeds of $67.0 million and $30.0 million, respectively, from the issuance of its Series B redeemable convertible preferred stock. Additionally, in 2020, the Company received $8.0 million from the issuance of promissory notes. As of March 31, 2022, the Company had an accumulated deficit of $126.9 million, and cash, cash equivalents and restricted cash of $41.4 million. As of December 31, 2021, the Company had an accumulated deficit of $115.1 million, and cash, cash equivalents and restricted cash of $59.3 million.

As of May 20, 2022, the issuance date of the condensed consolidated financial statements as of and for the three months ended March 31, 2022, the Company expects that its cash and cash equivalents will not be sufficient to fund its operating expenses and capital expenditure requirements for at least one year from the issuance date of the condensed consolidated financial statements and therefore the Company concluded that substantial doubt existed about the Company’s ability to continue as a going concern.

The Company is seeking to complete a liquidity event via a special purpose acquisition company (“SPAC”) (see pending merger with Dynamics Special Purpose Corp. below). Upon the completion of a qualified public offering on specified terms, the Company’s outstanding convertible preferred stock will automatically convert into shares of common stock. These plans are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern; however, as the plans are not entirely within the Company’s control, management cannot assure they will be effectively implemented. In the event the Company does not complete a SPAC merger, the Company expects to seek additional funding through private equity financings, debt financings, collaborations, licensing arrangements, and/or strategic alliances. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other such arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to raise capital when needed, or on attractive terms, it could be forced to delay, reduce or eliminate its research or drug development programs or any future commercialization efforts.

Pending Merger with Dynamics Special Purpose Corp.

On December 19, 2021, the Company entered into a Business Combination Agreement with Dynamics Special Purpose Corp. (“DYNS”), a publicly-traded SPAC. Under the terms of the proposed transaction, DYNS will merge with the Company at an estimated combined enterprise value of approximately $276.0 million. The cash components of the transaction will be funded by DYNS’ cash in trust of $230.0 million (assuming no redemptions) as well as a $66.8 million private placement of common stock at $10.00 per share from various accredited investors.

2. Summary of Significant Accounting Policies and Basis of Presentation

There have been no material changes to the Company’s significant accounting policies as of and for the three months ended March 31, 2022, as compared to the significant accounting policies described in the Company’s audited annual consolidated financial statements as of and for the year ended December 31, 2021, except as discussed below.

Recently Adopted Accounting Pronouncements

In November 2021, the FASB issued Accounting Standards Update (ASU) No. 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance, which requires business entities to provide certain disclosures when they have received government assistance and use a grant or contribution accounting model by analogy to other accounting guidance. The ASU was effective January 1, 2022, and had no material impact on the Company’s condensed consolidated financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04 Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 370-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40); Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force), which clarifies and reduces diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options that remain equity classified after modification or exchange. The ASU was effective January 1, 2022, and had no material impact on the Company’s condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The ASU was effective January 1, 2022, and had no material impact on the Company’s condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The ASU was effective January 1, 2022, and had no material impact on the Company’s condensed consolidated financial statements and related disclosures.

3. Fair Value Measurements

The following tables summarize the estimated value of cash equivalents and restricted cash (in thousands):

	March 31, 2022
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market fund	$38,140	$—	$—	$38,140
Restricted cash:
Money market fund	3,257	—	—	3,257

Total	$41,397	$—	$—	$41,397

	December 31, 2021
	Amortized Cost	Unrealized Gain	Unrealized Loss	Estimated Fair Value
Cash equivalents:
Money market fund	$56,034	$—	$—	$56,034
Restricted cash:
Money market fund	3,257	—	—	3,257

Total	$59,291	$—	$—	$59,291

Financial assets and liabilities measured and recognized at fair value are as follows (in thousands):

	March 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market fund	$38,140	$—	$—	$38,140
Restricted cash:
Money market fund	3,257	—	—	3,257

Total Assets	$41,397	$—	$—	$41,397

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market fund	$56,034	$—	$—	$56,034
Restricted cash:
Money market fund	3,257	—	—	3,257

Total Assets	$59,291	$—	$—	$59,291

No securities have contractual maturities of longer than one year. There were no transfers between Levels 1, 2, or 3 for any of the periods presented.

Preferred Stock Tranche Liability

The initial and subsequent fair values of the preferred stock tranche liability recognized in connection with the issuance of Series B redeemable convertible preferred stock financing were determined with the assistance of a third-party valuation specialist using significant inputs not observable in the market which constitute Level 3 measurements within the fair value hierarchy.

The following reflects the significant quantitative inputs used in the valuation of the preferred stock tranche liability for fiscal year 2020 on initial closing on October 22, 2020, second closing on December 28, 2020 and subsequent measurement as of December 31, 2020 using a Monte Carlo valuation model and/or Black-Scholes option pricing model:

	October 22, 2020 Initial Measurement Date		December 28 and December 31, 2020 Subsequent Measurement Dates
	Tranche 2 Call Option	Tranche 3 Call Option	Tranche Features 2 and 3 Call Option	Tranche 2 and 3 Forward Contracts
Estimated fair value of Series B redeemable convertible preferred stock(1)	$1.25	$1.25	$1.62	$1.62
Discount rate	0.12%	0.17%	0.11%	0.11%
Time to liquidity (years)	0.9	2.2	0.5	0.5
Expected volatility	54.9%	54.9%	73.8%	N/A
Probability of call option and forward contract	N/A	N/A	10%	90%
Strike Price	$1.6427	$1.6427	$1.6427	$1.6427
Value of each tranche feature	$0.143	$0.199	$0.326	$(0.023)

(1)	Fair value of the Series B redeemable convertible preferred stock was estimated using the Backsolve method.

The weighted-average fair value of the tranche features on a per share basis was $0.172 as of October 22, 2020, $0.012 as of December 28, 2020 and December 31, 2020 for a preferred stock tranche liability of $0.4 million as of December 31, 2020.

For the October 2020 issuance of Series B redeemable convertible preferred stock, certain investors received the right to participate in two additional closings at a fixed price which were valued as a call option (Note 6) when issued.

In connection with the December 2020 issuance of Series B redeemable convertible preferred stock, certain investors of Series B redeemable convertible preferred stock that held 48.65% of the Company’s outstanding shares and have 2 seats on the Company’s board of directors, forfeited their rights to participate in two additional closings of Series B redeemable convertible preferred stock which resulted in the measurement of the preferred stock tranche liability as a combination of a call option and forward contract.

In January 2021, the Company issued additional Series B redeemable convertible preferred stock and recorded an addition to the tranche liability of $33 thousand in recognition of the obligation to sell additional shares at a fixed price in the event that certain agreed-upon milestones are achieved or at the election of investors.

The following reflects the significant quantitative inputs used in the valuation of the preferred stock tranche liability as of March 31, 2021 using a Black-Scholes pricing model and a scenario analysis:

	March 31, 2021 (unaudited)
	Tranche 2	Tranche 3 (Public)		Tranche 3 (Staying Private)
	Forward	Call	No Value	Call	Forward	No Value
Estimated fair value of Series B redeemable convertible preferred stock(1)	$2.0796	$2.3386	N/A	$1.3023	$1.3023	N/A
Discount rate	0.03%	0.05%	N/A	0.06%	0.06%	N/A
Time to liquidity (years)	0.08	0.50	N/A	0.75	0.75	N/A
Probability of call option and forward contract	100.0%	25.0%	75.0%	45.0%	5.0%	50.0%
Strike price	$1.6427	$1.6427	N/A	$1.6427	$1.6427	N/A
Expected volatility	N/A	80.00%	N/A	80.00%	N/A	N/A
Value of each tranche feature	$0.437	$0.873	$—	$0.251	$(0.340)	$—

Total value of tranche feature (in millions)	$8.6		$4.3			$1.9

(1)

Fair value of the Series B redeemable convertible preferred stock for Tranche 3 was estimated using guideline IPO transactions for the public scenario and the Black-Scholes based option pricing model for the staying-private scenario, and for Tranche 2 was based on a weighting of the public and staying-private scenarios used for Tranche 3.

The total value of Tranche 2 was determined as a forward contract for a total of $8.6 million. The value of Tranche 3 was determined using public company and staying-private scenarios for a total value of $4.3 million and $1.9 million, respectively. The Company applied a 75% weighting to the public scenario and a 25% weighting to the staying-private scenario, resulting in a value of Tranche 3 rights of $3.7 million.

The weighted average fair value of the tranche feature on a per share basis was $0.312 as of March 31, 2021 for a total preferred stock tranche liability of $12.3 million resulting in a change in fair value of the preferred stock tranche liability of $11.8 million for the three months ended March 31, 2021.

In April 2021, the Company’s Board of Directors determined that certain technical milestones within the Series B agreements had been achieved and approved the notice to call tranches 2 and 3, subject to requisite stockholders’ written election and related waivers. The second and third closings occurred on May 14, 2021 and all shares of the Series B redeemable convertible preferred stock were acquired, thereby extinguishing the preferred stock tranche liability.

4. Other Financial Statement information

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31, 2022	December 31, 2021
Deposits	$1,324	$1,157
SPAC deferred offering costs	3,073	1,446
Prepaid expenses (including prepaid rent)	1,003	798
Other	648	275

Total prepaid expenses and other current assets	$6,048	$3,676

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	March 31, 2021	December 31, 2021
Lab equipment	$5,301	$4,988
Leasehold improvements	431	431
Computer equipment and software	309	262
Furniture and fixtures	294	294
Construction in progress	19,599	8,048

Property and equipment at cost	25,934	14,023
Less: accumulated depreciation	(1,867)	(1,655)

Property and equipment, net	$24,067	$12,368

Depreciation expense for the three months ended March 31, 2022 and 2021 was $0.2 million and $0.2 million, respectively. For the three months ended March 31, 2022 and 2021, the Company impaired fixed assets and recorded impairment losses of zero.

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following (in thousands):

	March 31, 2022	December 31, 2021
Accrued professional and service fees	$7,680	$2,555
Accrued employee-related expenses	1,247	2,665
Other accrued expenses	52	111

Total accrued expenses and other current liabilities	$8,979	$5,331

5. Redeemable Convertible Preferred Stock

The Company’s redeemable convertible preferred stock consisted of the following (in thousands, except per share amounts) as of March 31, 2022 and December 31, 2021:

	Issue Price	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
Series A	$1.6427	35,199,610	35,199,610	$57,408	$57,822
Series B	$1.6427	64,534,944	64,534,933	$114,425	$106,012

Total		99,734,554	99,734,543	$171,833	$163,834

6. Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to the redeemable convertible preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company. Through March 31, 2022, no cash dividends have been declared or paid.

At March 31, 2022 and December 31, 2021, the Company was authorized to issue 138,000,000 shares of common stock, all at a par value of $0.0001 per share, and had reserved the following shares for future issuance:

	March 31, 2022	December 31, 2021
Series A and B redeemable convertible preferred stock	99,734,543	99,734,543
Stock options to purchase common stock	9,273,083	11,711,174
Common stock options available for future grant under stock option plan	5,646,099	3,666,927

Total	114,653,725	115,112,644

In addition to the stock options to purchase common stock in the above table, in association with the Business Combination Agreement with DYNS, the Company awarded certain performance and market awards with vesting contingent upon the consummation of the SPAC merger. See Note 8 - Stock-Based Compensation for further details.

7. Revenue

The Company’s revenue consists of amounts received related to research services provided to customers.

Contract Revenue

In May 2019, the Company entered into a collaborative development agreement. The Company determined that the agreement contained three distinct promises; research and development, design services, and intellectual property, which will be accounted for as a single combined performance obligation of research and development services recognized over time. The development agreement included $0.3 million of fixed consideration allocated to a single performance obligation and an additional $0.3 million of variable consideration. At the inception of the development agreement, it was not probable that a significant reversal of revenue would not occur and therefore the variable consideration was fully constrained. Throughout the development agreement period, several parameters of the research and development services were changed, which increased the uncertainty of achieving the remaining performance obligations. Therefore, in December 2021, the contract asset of $0.3 million was reversed due to this increased uncertainty.

In April 2021, the Company entered into a research collaboration and license agreement with Spark Therapeutics, Inc. (“Spark”). Under the agreement, the Company will be responsible for a research program, which includes designing, building and testing five cell type specific-synthetic promoters for use in developing certain gene therapies using the Company’s proprietary technology. The Company received an upfront payment from Spark of $3.0 million and Spark is obligated to reimburse the Company for costs and expenses incurred for the research program. The Company expects to complete the research program over a two-year period.

The Company assessed this agreement in accordance with ASC 606, Revenue Recognition (“ASC 606”) and concluded that the contract counterparty, Spark, is a customer. The Company identified only one combined performance obligation in the agreement, which is to perform research services, the related joint research plan and committees for the five specified promoters. The Company determined that the research activities for each of the five promoters are not distinct given there is one single research plan that is performed by the same research team and research results for one promoter may provide insights for other promoters.

Pursuant to the agreement, once the research program is completed and the Company delivers a data package to Spark, Spark has 24 months (the “evaluation period”) to determine whether Spark will exercise its options to obtain field-limited, royalty-bearing licenses to develop, manufacture and commercialize promoters corresponding to each of the five specified promoters being researched. For each licensed promoter option that is exercised, the Company is eligible to receive a license fee, potential research, development and commercial milestone payments and royalties on product sales. Spark may generally terminate the agreement upon 90 days prior written notice or 180 days prior written notice if the licensed promoter is in clinical trials or is being commercialized at the time of termination.

The Company evaluated Spark’s optional rights to license, develop, manufacture and commercialize each of the promoter profiles to determine whether they provide Spark with any material rights to purchase the promoter licenses at an incremental discount. The Company’s proprietary technology used to develop the promoters is in the early stages of development, so technological feasibility and probability of developing a product is highly uncertain. As a result, determining the SSP for the optional rights is subject to significant judgment. Given the subjectivity associated with determining the SSP for the right to a future license related to unproven technology at contract inception, the Company also evaluated whether the contract consideration associated with the research services represents the SSP for those services. The Company determined the transaction price, inclusive of the upfront payment and reimbursement of costs and expenses incurred for the research program, is commensurate with SSP for the research being conducted given the specialized nature and reliance on proprietary technology. Based on the Company’s assessment of the optional consideration and the qualitative factors of feasibility and probability of development combined with the quantitative assessment that research services are priced at their SSP, the Company concluded that the license option does not provide Spark with an incremental discount and therefore does not constitute a material right. The transaction price associated with the research services in this agreement consists of the fixed upfront amount of $3.0 million and variable consideration.

For both collaboration agreements, the Company will recognize the transaction price as research and development services are provided, using a cost-based input method to measure the progress toward completion of its performance obligation and to calculate the corresponding amount of revenue to recognize each period. The Company believes that the cost-based input method is the best measure of progress because other measurements would not reflect how the Company transfers the control related to the performance obligation to our customers.

For the three months ended March 31, 2022 and 2021, the Company recorded revenue, which was previously included in the deferred revenue at the beginning of each period, of $0.4 million and zero, respectively. Contract asset balances related to unbilled revenue for our collaboration agreements were zero as of March 31, 2022 and 2021, and are presented within prepaid expenses and other current assets on the condensed consolidated balance sheets.

Grant Income

In 2021, the Small Business Innovation Research awarded the Company a grant in the amount of $2.0 million over two years subject to meeting certain terms and conditions. The purpose of the grant is to support the further development of SENTI-202 for acute myeloid leukemia towards clinical development.

Grant income was recognized when qualified research and development costs were incurred and the Company obtained reasonable assurance that the terms and conditions of the grant were met.

Entity-wide information

During the three months ended March 31, 2022, Customer A and B accounted for 77% and 23%, respectively, of revenue. During the three months ended March 31, 2021, Customer B and C accounted for 39% and 61%, respectively, of revenue.

All revenues were generated in the United States for the three months ended March 31, 2022 and 2021.

8. Stock-Based Compensation

In 2016, the Company adopted the 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”) authorizing the grant of incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to eligible employees, officers and directors of, and consultants or advisors to, the Company. As of March 31, 2022, the Company is authorized to issue up to 65,551,165, of shares of common stock under the Plan in which the exercise price of an ISO and NSO shall not be less than 100% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. The exercise price of an ISO granted to a 10% stockholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, as determined by the board of directors. Options generally vest over four years and are exercisable for up to 10 years after the date of the grant.

The following table summarizes the Company’s stock option activity, excluding performance and market awards:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in Thousands)
Outstanding at December 31, 2021	11,711,174	$0.86	9.1	$11,304
Exercised	(881,993)	0.48	—	—
Forfeited	(1,556,098)	0.53	—	—

Outstanding at March 31, 2022	9,273,083	$0.95	8.6	$8,130

Vested and exercisable at March 31, 2022	1,978,319	$0.54	6.8	$2,541

The aggregate intrinsic values of options exercised during the three months ended March 31, 2022 and 2021 were $1.2 million and $0.5 million, respectively. The weighted-average grant-date fair values of options granted during the three months ended March 31, 2022 and 2021 were zero and $0.90, respectively.

Early Exercise of Stock Options into Restricted Stock

For the three months ended March 31, 2022 and 2021, the Company issued zero and 2,619,677 shares of common stock upon exercise of unvested stock options, respectively, and as of March 31, 2022 and December 31, 2021, 1,685,479 and 2,418,871 shares were held by employees subject to repurchase at an aggregate price of $0.9 million and $1.2 million, respectively.

Stock-Based Compensation Expense

In determining the fair value of the stock-based awards, the Company uses the assumptions below for the Black-Scholes option pricing model, which are subjective and generally require significant judgment.

Fair Value of Common Stock— The fair value of the shares of common stock has historically been determined by the Company’s board of directors as there was no public market for the common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors, including: third-party valuations of the Company’s common stock, the valuation of comparable companies, the Company’s operating and financial performance, and general and industry-specific economic outlook, amongst other factors.

Expected Term —The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term).

Volatility —Because the Company is privately held and does not have an active trading market for its common stock for a sufficient period of time, the expected volatility was estimated based on the average volatility for comparable publicly-traded companies, over a period equal to the expected term of the stock option grants.

Risk-free Rate —The risk-free rate assumption is based on the U.S. Treasury zero-coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Dividends —The Company has never paid dividends on its common stock and does not anticipate paying dividends on common stock. Therefore, the Company uses an expected dividend yield of zero.

The assumptions used to determine the grant date fair value of stock options granted to grantees were as follows, presented on a weighted-average basis:

	Three Months Ended March 31,
	2022	2021
Expected term (in years)	—	6.03
Expected volatility	— %	82.9%
Risk-free interest rate	— %	0.6%
Dividend yield	— %	— %

Total stock-based compensation expense was as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
General and administrative	$458	$317
Research and development	203	55

Total stock-based compensation expense	$661	$372

As of March 31, 2022, the total unrecognized stock-based compensation was approximately $7.2 million, which is expected to be recognized over a weighted-average period of 3.0 years.

Performance Awards

In connection with the Business Combination Agreement with DYNS, on December 19, 2021, the Company awarded 42,927,654 performance awards to existing employees that vest contingent upon the satisfaction of both a four-year service condition and a performance condition tied to the consummation of the SPAC merger. The award and the associated recognition of stock-based compensation are contingent on the SPAC merger being consummated which is subject to DYNS shareholder approval. As of March 31, 2022 and December 31, 2021, 42,486,017 and 42,909,091 performance awards remain outstanding, respectively, after the forfeiture of 423,074 performance awards during the three months ended March 31, 2022.

Market Awards

In connection with the Business Combination Agreement with DYNS, on December 19, 2021, the Company awarded 3,093,776 market awards to the co-founder and CEO, Mr. Lu that vest contingent upon the satisfaction of all three of the following conditions: a service condition, a performance condition tied to the consummation of the SPAC merger, and market conditions. The market condition is subject to achievement in four tranches, where 25% of the options will vest when the trading price of the Company’s stock is above various thresholds of price per share. The award and the associated recognition of stock-based compensation are contingent on the SPAC merger being consummated which is subject to DYNS shareholder approval.

Option Amendment

On February 12, 2022, the Company entered into Amendment No. 1 to the Business Combination Agreement, to restructure the performance and market awards made at the time the Business Combination Agreement was signed. In particular, certain Senti executives agreed to forfeit certain options awarded to them at the time the Business Combination Agreement was signed depending on the level of redemptions of DYNS Class A Common Stock upon closing of the merger. In addition, it was agreed that the vesting period for the options held by executives whose options may be subject to forfeiture (as described above) will commence upon closing of the merger instead of on December 19, 2021.

9. Operating Leases

The Company’s operating leases are primarily for its corporate headquarters located in South San Francisco, California and for additional office and laboratory space located in Alameda, California (“Alameda lease”) that commenced on July 30, 2021. The corporate headquarters lease has an initial term of eight years expiring in 2027, with an option to renew for additional eight years unless canceled by either party thereafter. The Alameda lease has an initial term of eleven years expiring in 2032, with an option to renew the lease for up to two additional terms of five years. The exercise of these renewal options is not recognized as part of the ROU assets and lease liabilities, as the Company did not conclude, at the commencement date of the leases, that the exercise of renewal options or termination options was reasonably certain. The Alameda lease provides for a tenant improvement allowance of up to $17.5 million for the costs relating to the design, permitting and construction of the improvements, to be disbursed by the landlord no later than December 31, 2023. The Company was deemed to be the accounting owner of the tenant improvements primarily because the Company is the principal in the construction and design of the assets, is responsible for costs overruns and retains substantially all economic benefits from the leasehold improvements over their economic lives. Accordingly, the tenant improvement allowance is considered an incentive and was deducted from the initial measurement of the ROU asset and lease liability. The Company estimated the timing of tenant improvement reimbursements at the lease commencement date and upon receipt of the cash incentives, the Company will recognize the cash received as an increase in the lease liability.

The Company’s operating lease cost was $1.3 million and $0.7 million for the three months ended March 31, 2022 and 2021, respectively. Variable lease payments such as common area maintenance and parking fees were included in operating expenses and were $0.2 million and $0.2 million for the three months ended March 31, 2022 and 2021, respectively. The Company did not record any short-term lease expenses during the three months ended March 31, 2022 and 2021. As of March 31, 2022, the Company had utilized $2.5 million associated with the tenant improvements allowance.

Supplemental cash flow and noncash information related to the operating leases were as follows (in thousands):

	Three Months Ended March 31,
	2022	2021
Supplemental cash flow information:
Operating cash flows from operating lease	$1,874	$(653)
Remeasurement of ROU and lease liabilities due to changes in the timing of receipt of lease incentives	$239	$—

The following summarizes additional information related to the operating leases as of March 31, 2022 and 2021:

	March 31,
	2022	2021
Weighted-average remaining lease term	7.91 years	6.08 years
Weighted-average discount rate	9.08%	8.91%

As of March 31, 2022 and 2021, amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

Maturities of the Company’s lease liabilities as of March 31, 2022, were as follows (in thousands):

2022	$2,090
2023	6,272
2024	7,265
2025	7,489
2026	7,723
Thereafter	30,229

Total undiscounted lease payments	61,068
Less imputed interest	(20,759)
Tenant improvement reimbursements	(14,914)

Total lease liabilities	$25,395

10. Net Loss Per Share

A reconciliation of net loss available to common stockholders and the number of shares in the calculation of basic and diluted loss per share is as follows:

	Three Months Ended March 31,
	2022	2021
Net loss	$(11,808)	$(21,002)

Weighted-average shares used in computing net loss per share, basic and diluted	16,204,614	14,602,926

Net loss per share attributable to common stockholders, basic and diluted	$(0.73)	$(1.44)

The following potential common shares securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been anti-dilutive (on an as-converted basis):

	Three Months Ended March 31,
	2022	2021
Series A and B redeemable convertible preferred stock	99,734,543	60,368,493
Potential issuance of Series B redeemable convertible preferred stock under Tranche 2	—	19,683,025
Potential issuance of Series B redeemable convertible preferred stock under Tranche 3	—	19,683,025
Stock options to purchase common stock	9,273,083	8,119,579
Unvested early exercised options	1,685,478	—

Total	110,693,104	107,854,122

11. Commitments and Contingencies

In the ordinary course of business, the Company enters into contractual agreements with third parties that include non-cancelable payment obligations, for which the Company is liable in future periods.

On June 3, 2021, the Company entered into a lease agreement for a new cGMP facility in Alameda, California to support planned initial clinical trials for our product candidates (Note 9). The lease will expire in 2032 with future undiscounted operating lease payments of $46.0 million over an initial lease period of eleven years.

In 2021, the Company began construction of the cGMP facility. As of March 31, 2022 the Company paid $8.2 million in construction costs and the purchase commitments amounted to approximately $35.5 million. The agreements with the construction company provide for termination following a certain period after notice. Upon termination, the Company will be responsible for payment for work performed to date.

In 2021, the Company entered into a three-year collaboration and option agreement with BlueRock Therapeutics LP (“BlueRock”) under which the Company granted BlueRock an option to acquire an exclusive or non-exclusive license to develop, manufacture and commercialize cell therapy products (Note 12). In consideration for the option, the Company is responsible for up to $10.0 million in costs and expenses incurred over the three-year term.

As of March 31, 2022, purchase commitments related to sponsored research agreements amounted to approximately $2.1 million.

The Company has entered into license agreements under which they are obligated to make annual maintenance payments of $0.1 million and specified milestone and royalty payments. Future milestone and royalty payments under these agreements are not considered contractual obligations since the payments under these agreements are contingent upon future events, such as the Company’s achievement of specified development, regulatory, and sales milestones, or generating product sales. As of March 31, 2022, the Company is unable to estimate the timing or likelihood of achieving these milestones or generating future product sales.

Legal Proceedings

The Company is subject to claims and assessments from time to time in the ordinary course of business but does not believe that any such matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

Indemnifications

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third-party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions and has never accrued any liabilities related to such obligations in its condensed consolidated financial statements. The Company has also entered into indemnification agreements with its directors and officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. The Company currently has directors’ and officers’ insurance.

12. Related Parties

The Company issued Series A convertible redeemable preferred stock and Series B redeemable convertible preferred stock in February 2018 and October 2020, respectively, to certain related parties, including New Enterprise Associates 15, L.P. and its affiliates (“NEA”) and 8VC and its affiliates (“8VC”).

In February 2018, the outstanding convertible notes held by NEA and 8VC, as well as Timothy Lu, Chief Executive Officer, converted into additional shares of Series A redeemable convertible preferred stock while in October 2020, the outstanding convertible notes held by NEA and 8VC converted into additional shares of Series B redeemable convertible preferred stock, both in accordance with the terms of the note agreements.

NEA held 13,505,035 shares of outstanding Series A redeemable convertible preferred stock as of March 31, 2022 and December 31, 2021, as well as 2,742,931 of outstanding Series B redeemable convertible preferred stock as of March 31, 2022 and December 31, 2021, respectively. 8VC held 9,052,387 of outstanding Series A redeemable convertible preferred stock as of March 31, 2022 and December 31, 2021, respectively, as well as 1,662,398 of outstanding Series B redeemable convertible preferred stock as of March 31, 2022 and December 31, 2021, respectively. Timothy Lu held 158,950 of outstanding redeemable convertible preferred stock as of March 31, 2022 and December 31, 2021, respectively. Timothy Lu and family held 8,100,000 of common stock as of March 31, 2022 and December 31, 2021, respectively. Timothy Lu, NEA, and 8VC held three of the seven seats on the Company’s Board of Directors as of March 31, 2022 and December 31, 2021.

As Chief Executive Officer, Timothy Lu was paid $0.1 million as compensation for the three months ended March 31, 2022 and 2021, and less than $0.1 million and $0.2 million were accrued as a bonus on March 31, 2022 and December 31, 2021.

On May 21, 2021, the Company entered into a collaboration and option agreement (“BlueRock Agreement”) with BlueRock Therapeutics LP (“BlueRock”), pursuant to which the Company granted to BlueRock an option (“BlueRock Option”), on a collaboration program-by-collaboration program basis, to obtain an exclusive or non-exclusive license to develop, manufacture and commercialize cell therapy products that contain cells of specified types and which incorporate an option gene circuit from such collaboration program or a closely related derivative gene circuit. The Company is responsible for up to $10 million in costs and expenses incurred in connection with the research plan and related activities to be conducted over a term of three years as specified in the collaboration and option agreement. If the Company and BlueRock agree to add new research activities to the research plan, then BlueRock will be obligated to reimburse the Company for the costs and expenses incurred that, together with costs and expenses incurred under the initial research plan, exceed $10 million.

The Company concluded that the Agreement is not within the scope of ASC 808, Collaborative Arrangements, because the Company did not receive any consideration and therefore, is not exposed to both significant risks and rewards for the arrangement. The Company also determined that the agreement is also not currently within the scope of ASC 606 because the BlueRock Agreement does not currently meet the criteria of a contract with a customer, and will not be within the scope of ASC 606 until any consideration is paid. Potential future milestone payments and royalties are subject to BlueRock’s exercise of the BlueRock Option and execution of a commercial license agreement by both parties. Under the BlueRock Agreement, the specific financial terms for milestone payments and royalties will be negotiated and agreed to only after the option is exercised.

BlueRock is a wholly-owned subsidiary of Bayer Healthcare LLC which held 27,393,924 shares of outstanding Series B redeemable convertible preferred stock as of March 31, 2022 and December 31, 2021, and holds one of the seven seats on the Company’s Board of Directors as of March 31, 2022 and December 31, 2021. Bayer Healthcare LLC’s parent company is Bayer AG, which served as the lead investor in our Series B financing through its Leaps by Bayer unit. Accordingly, BlueRock is considered a related party.

13. Subsequent Events

The Company has evaluated subsequent events from the March 31, 2022 balance sheet date through May 20, 2022, the date at which the unaudited condensed consolidated financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the condensed consolidated financial statements except for the transaction described below.

On May 19, 2022, the Company issued a convertible note to Bayer HealthCare LLC for aggregate cash proceeds of approximately $5.2 million. The convertible note accrues interest at 3% per year and has an original maturity date of two years from issuance. The convertible note will automatically convert into shares of DYNS Class A Common Stock upon the closing of the Business Combination Agreement with DYNS at a conversion price of $10.00 per share, and all accrued interest at such time will be canceled and forgiven. The shares of Class A Common Stock will have the same registration rights as the shares to be issued in the $66.8 million private placement discussed in Note 1, Organization and Description of Business and Basis of Presentation.

14. Events (Unreviewed) Subsequent to May 20, 2022

On June 6, 2022, the Company changed its corporate name from Senti Biosciences, Inc. to Senti Sub I, Inc.

On June 8, 2022 (the “Closing Date”), the Company and DYNS consummated the transactions contemplated under the previously announced Business Combination Agreement, dated December 19, 2021 and amended on February 12, 2022 and May 19, 2022 (as amended, the “Business Combination Agreement”) by and among the Company, DYNS and Explore Merger Sub Inc., a wholly-owned subsidiary of DYNS. Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of DYNS (the “Business Combination”). In connection with the consummation of the Business Combination, DYNS changed its corporate name to Senti Biosciences, Inc. (the “Combined Company”).

At the effective time of the Business Combination (the “Effective Time”):

•

each outstanding share of common stock of the Company (“Senti Common Stock”) was cancelled and converted into the right to receive a number of shares of Class A common stock of DYNS (“Class A Common Stock”), rounded down to the nearest whole share, equal to the number of shares of Senti Common Stock multiplied by the exchange ratio of 0.1957 (the “Exchange Ratio”);

•

each outstanding share of preferred stock of the Company (“Senti Preferred Stock”) was cancelled and converted into the right to receive a number of shares of Class A Common Stock, rounded down to the nearest whole share, equal to the aggregate number of shares of Senti Common Stock issuable upon conversion of the shares of Senti Preferred Stock based on the applicable conversion ratio immediately prior to the Effective Time, which was 1:1, multiplied by the Exchange Ratio; and

•

each outstanding option in the Company (whether vested or unvested) was converted into an option to purchase a number of shares of Class A Common Stock (rounded down to the nearest whole share) equal to the number of shares of Senti Common Stock subject to such option immediately prior to the Effective Time, multiplied by the Exchange Ratio, at an exercise price per share equal to the current exercise price per share for such option divided by the Exchange Ratio, rounded up to the nearest whole cent.

As additional consideration, holders of shares of Senti Common Stock and Senti Preferred Stock immediately prior to the Effective Time became eligible to receive contingent consideration of up to an aggregate of 2,000,000 shares of Common Stock (as defined below), subject to the achievement of certain share price milestones within the first two or three calendar years after the Closing Date or, in certain circumstances, upon a change of control of the Combined Company.

Following the closing of the Business Combination, all shares of Class A Common Stock were redesignated as common stock, par value $0.0001 per share, of the Combined Company (“Common Stock”). On the Closing Date, the Common Stock was listed on the Nasdaq Global Market under the new trading symbol “SNTI”.

The Combined Company received gross proceeds of approximately $140.3 million of the expected $156.5 million in connection with the Business Combination, which included funds held in DYNS’s trust account of $84.5 million (net of the Redemption, as defined below), $50.6 million of the expected $66.8 million in proceeds from the PIPE Investment that closed concurrently with the consummation of the Business Combination, and a recent $5.2 million investment by Bayer Healthcare LLC (“Bayer”) through a Convertible Note Exchange (as defined below).

On the Closing Date, certain investors (the “PIPE Investors”) purchased from the Combined Company an aggregate of 5,060,000 shares of Class A Common Stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $50.6 million, pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into and effective as of December 19, 2021 (the “PIPE Investment”). The Combined Company received original commitments under the Subscription Agreements totaling $66.8 million; however, $16.2 million had yet to be funded as of the Closing Date.

On the Closing Date, an unsecured convertible promissory note (the “Note”) in the principal amount of $5,175,000 that was previously issued by the Company to Bayer Healthcare LLC (“Bayer”) on May 19, 2022 was automatically cancelled and exchanged for 517,500 shares of Class A Common Stock (the “Convertible Note Exchange”). All interest accrued on the Note was also cancelled as part of the Convertible Note Exchange.